SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                         MOLECULAR DEVICES CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1) Title of each class of securities to which transactions applies:

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(2) Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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(2)   Form, Schedule or Registration Statement No.:

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(3) Filing party:

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(4) Date filed:

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


                          MOLECULAR DEVICES CORPORATION

                               1311 ORLEANS DRIVE
                           SUNNYVALE, CALIFORNIA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1998


TO THE STOCKHOLDERS OF MOLECULAR DEVICES CORPORATION:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Molecular Devices Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089 on Friday, May 22, 1998 at 10:30 a.m. local time for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for its fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

       The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

       The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                    By Order of the Board of Directors



                                    Andrei M. Manoliu
                                    Secretary

Sunnyvale, California
April 21, 1998


       ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE METING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          MOLECULAR DEVICES CORPORATION

                               1311 Orleans Drive
                           Sunnyvale, California 94089

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

       The enclosed proxy is solicited on behalf of the Board of Directors of Molecular Devices Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 22, 1998 at 10:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters located at 1311 Orleans Drive, Sunnyvale, California 94089. The Company intends to mail this proxy statement and accompanying proxy card on or about April 21, 1998 to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

       The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.


VOTING RIGHTS AND OUTSTANDING SHARES

       Only holders of record of Common Stock at the close of business on March 27, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 27, 1998, the Company had outstanding and entitled to vote 9,366,128 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

       Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1311 Orleans Drive, Sunnyvale, California 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

       Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 11, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are eight nominees for the eight Board positions presently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below, with the exception of Joseph D. Keegan, Ph.D., is currently a director of the Company, all seven directors having previously been elected by the stockholders.

       Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote at the meeting.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                             OF EACH NAMED NOMINEE.

NOMINEES

         The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of March 31, 1998.


                                            Principal Occupation/
                                                Position Held
              Name             Age             with the Company
              ----             ---             ----------------
Joseph D. Keegan, Ph.D.         44      President, Chief Executive Officer
Moshe H. Alafi                  69      General Partner, Alafi Capital Company
David L. Anderson               54      General Partner, Sutter Hill Ventures
A. Blaine Bowman                51      President, Chief Executive Officer,
                                        Dionex Corporation
Paul Goddard, Ph.D.             48      Chairman, Chief Executive Officer,
                                        Neurex Corporation
Andre F. Marion                 62      Independent Investor
Harden M. McConnell,  Ph.D.     70      Robert Eckles Swain Professor of
                                        Physical Chemistry at Stanford
                                        University, Management Consultant
J. Allan Waitz, Ph.D.           62      Independent Investor


         Joseph D. Keegan, Ph.D. was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue

Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

         Moshe H. Alafi has been a director of the Company since 1985. Mr. Alafi has been the general partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

         David L. Anderson has been a director of the Company since 1983. Mr. Anderson has been a general partner of Sutter Hill Ventures, a California limited partnership, a venture capital investment partnership, since 1974. Mr. Anderson is also a director of Cytel Corp., a biotechnology company, Dionex Corporation, a leading supplier of analytical instrumentation ("Dionex"), and Neurex Corporation, a company involved in the development of therapeutics to treat disorders of the brain and central nervous system ("Neurex").

         A. Blaine Bowman has been director of the Company since 1985. Mr. Bowman is, and has been since 1980, President, Chief Executive Officer and a director of Dionex.

         Paul Goddard, Ph.D. has been a director of the Company since September 1995. Dr. Goddard currently is, and has been since 1991, the Chairman, Chief Executive Officer and a director of Neurex. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp., a pharmaceutical company, and its predecessors in various positions, most recently as Senior Vice President and Director, Japan-Pacific. He is also a director of Onyx Pharmaceutical Inc. and RibiImmunochem Research, Inc.

         Andre F. Marion has been a director of the Company since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant and also a director of Applied Imaging Corp., a manufacturer of medical computer systems, and Cygnus, Inc., a developer of drug delivery and diagnostic systems.

         Harden M. McConnell, Ph.D., founder of the Company, has been a director of and a consultant to the Company since the Company's inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry at Stanford University and a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work, most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990) and the Bruker Prize of the Royal Society of Chemistry (1995). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology. Dr. McConnell is also a director of Anergen, Inc., a biotechnology company.

         J. Allan Waitz, Ph.D. has been a director of the Company since 1990. Dr. Waitz is currently retired. Until 1992, Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1991 through December 1996 Dr. Waitz served as chairperson of the Area
Committee on Microbiology of the National Committee for Clinical Laboratory Standards. He is also a director of TerraGen Diversity, Inc. of Vancouver, BC.


BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1997, the Board of Directors held six meetings. The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Company does not have a Standing Nominating Committee.

         The Audit Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, consisting of Dr. McConnell, Dr. Goddard and Mr. Bowman, held one meeting during the fiscal year ended December 31, 1997.

         The Compensation Committee consists of Messrs. Anderson and Marion and Dr. Waitz. The Compensation Committee makes recommendations to the Board concerning cash and long-term incentive compensation for employees of the Company. The Compensation Committee also makes recommendations to the Board regarding the number of shares that should be subject to options, the timing of grants of options under the Company's 1995 Stock Option Plan and the number of shares and the timing of offerings of such shares to employees under the Company's 1995 Employee Stock Purchase Plan. During the fiscal year ended December 31, 1997, the Compensation Committee produced one Written Consent in lieu of a meeting.

         During the fiscal year ended December 31, 1997, each director attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The Board of Directors has selected Ernst & Young, LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1983. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The stockholders are being asked to ratify the selection of Ernst & Young as the Company's independent auditors for the fiscal year ending December 31, 1998. Although it is not required to do so, the Board of Directors is submitting the approval of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Ernst & Young as independent auditors for the fiscal year ending December 31, 1998. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

       The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young.


       THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE IN FAVOR OF
                                   PROPOSAL 2

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 15, 1998 by (i) each nominee for director, (ii) each Named Executive Officer (as defined under "Executive Compensation"), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                     Beneficial Ownership (1)
                                                   ----------------------------
                                                     Number            Percent
Name of Beneficial Owner                           of Shares          of Class
------------------------                           ---------          --------
Kopp Investment Advisors, Inc.                     2,374,464           25.35%
   7701 France Ave. South, Ste. 500
   Edina, MN 55435
Harden M. McConnell, Ph.D.(2)                        625,220            6.68%
   421 El Escarpardo
   Stanford, CA 94305
A. Blaine Bowman(3)                                  464,165            4.96%
   Dionex Corporation
   501 Mercury Drive
   Sunnyvale, CA 94086
Moshe H. Alafi(4)                                    413,840            4.42%
   Alafi Capital Company
   9 Commodore Suite A405
   Emeryville, CA 94608
David L. Anderson(5)                                 181,880            1.94%
   Sutter Hill Ventures
   755 Page Mill Road
   Suite A200
   Palo Alto, CA 94306
Gillian M.K. Humphries, Ph.D.(6)                      56,066                *
Robert J. Murray(7)                                   31,532                *
Andrew H. Galligan(8)                                 25,195                *
Paul Goddard, Ph.D.(9)                                11,000                *
Andre F. Marion(10)                                   11,000                *
J. Allan Waitz, Ph.D(11)                              11,000                *
David P. Hadfield(12)                                  7,999
All directors and executive officers as a          1,838,897           19.63%
   group (12 persons) (13)


------------------------
*  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,366,076 shares outstanding on March 15, 1998, adjusted as required by rules promulgated by the SEC.

(2)      Consists of 614,220  shares held by the Harden M.  McConnell and Sophia
         G. McConnell Trust, of which Dr. McConnell is a co-trustee, and 11,000 shares that may be acquired within 60 days after March 15, 1998, pursuant to outstanding stock options.

(3) Includes 382,166 shares beneficially owned by Dionex, of which Mr. Bowman, a director of the Company, is President, Chief Executive Officer and a director and 30,999 shares that may be acquired within 60 days after March 15, 1998, pursuant to outstanding stock options. Mr. Bowman disclaims beneficial ownership of the Dionex shares.

(4) Includes 402,840 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is a general partner, and 11,000 shares that may be acquired within 60 days after March 15, 1998, pursuant to outstanding stock options.

(5) Includes: (i) 28,086 shares beneficially owned by Sutter Hill Ventures, a California limited partnership ("Sutter Hill Ventures"), of which Mr. Anderson, a director of the Company, is a general partner, (ii) 14,661 shares beneficially owned by Anvest, L.P., of which Mr. Anderson is a general partner, and (iii) 11,000 shares that may be acquired within 60 days after March 15, 1998, pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of shares held by Sutter Hill Ventures and Anvest, L.P., and individuals and entities associated with Sutter Hill Ventures and Anvest, L.P., except as to the shares held of record in his name and his proportionate partnership interest in the shares held of record by Sutter Hill Ventures and Anvest, L.P.

(6) Includes 27,400 shares beneficially owned by the Humphries 1991 Living Trust, of which Dr. Humphries is a co-trustee, and 28,666 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(7) Includes 30,165 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(8) Includes 24,221 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(9) Includes 11,000 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(10) Includes 11,000 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(11) Includes 11,000 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(12) Includes 7,999 shares that may be acquired within 60 days after March 15, 1998 pursuant to outstanding stock options.

(13) Includes 827,773 shares held by entities affiliated with certain directors and 188,050 shares that certain directors and officers have the right to acquire within 60 days after March 15, 1998 pursuant to the exercise of outstanding stock options. See Footnotes (2) - (12).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, the Company's executive officers, directors and greater than 10 percent stockholders complied with applicable Section 16(a) filing requirements.


                        EXECUTIVE OFFICERS OF THE COMPANY

       The executive officers and certain key employees of the Company and their ages and positions at March 31, 1998 are as follows:

                Name             Age                   Position
                ----             ---                   --------
Joseph D. Keegan, Ph.D.           44     President, Chief Executive Officer

Andrew H. Galligan                41     Vice President, Chief Financial Officer

David P. Hadfield                 39     Vice President

Gillian M.K. Humphries, Ph.D.     59     Vice President

Robert J. Murray                  49     Vice President

         Joseph D. Keegan, Ph.D. was appointed as President and Chief Executive Officer of the Company effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

       Andrew H. Galligan has served as Vice President and Chief Financial Officer of the Company since December 1993. From January 1992 through December 1993, Mr. Galligan was Vice President and Chief Financial Officer of IPS Health Care, Inc., a medical diagnostic imaging service company. From May 1990 to January 1992, Mr. Galligan served as Vice President and Chief Financial Officer of Lumisys, Inc., a medical imaging equipment company. From 1987 to April 1990, Mr. Galligan was employed by Diasonics, Inc., a medical diagnostic imaging equipment company, where he held various corporate and divisional finance positions, including, most recently, the position of Vice President of Finance for the MRI division and its successor corporation, Toshiba America MRI, Inc. Mr. Galligan is qualified as a Chartered Accountant and holds a business degree from Trinity College, Dublin, Ireland.

       David P. Hadfield has served as a Vice President of the Company since March 1997. From November 1995 through February 1997, he served as the Company's Director of International Sales. From February 1991 to March 1995, Mr. Hadfield served as Vice President of Marketing at Oxford GlycoSystems plc., a biotechnology and research systems company. From March 1984 to February 1991, he was employed by Applied Biosystems Inc., a bioanalytical research instrument company, where he held various senior marketing and sales positions in both the United States and Europe. Mr. Hadfield holds a B.Sc. degree in chemistry from the University of Manchester, England.

         Gillian M.K. Humphries, Ph.D. has served as a Vice President of the Company since March 1990. Dr. Humphries served as a consultant to the Company since its inception in July 1983. In 1984, Dr. Humphries joined the Company on a full time basis as a research scientist and, from 1985 to March 1990, she served as Director of

MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. in Biochemistry from Stanford University and an MS in Biochemistry from San Jose State University.

         Robert J. Murray has served as a Vice President of the Company since July 1995. Mr. Murray served as the Company's Director of Operations from October 1993 to July 1995. From January 1993 to October 1993, Mr. Murray was a consultant to Tandem Computers, Incorporated, a computer manufacturer. From September 1991 to January 1993, Mr. Murray was Vice President of Manufacturing at Electromer Corporation, an electronic component company, and from March 1989 to September 1991, a Vice President of Comptronix Corp., a contract manufacturing company. Mr. Murray holds an MS in Electrical Engineering from San Jose State University.


                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

       The members of the Company's Board of Directors do not currently receive any cash compensation from the Company for their services as members of the Board of Directors or any committee thereof, although they may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.

         Since the Company was founded in 1983, Dr. McConnell has provided consulting services to the Company regarding, among other matters, the Company's research and development activities and business strategy. Dr. McConnell is currently paid $5,000 per month for such services.

       During 1995, the Board adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 247,500.

       Pursuant to the terms of the Directors' Plan, each Non-Employee Director is automatically granted an option to purchase 16,500 shares of Common Stock on the date of his or her election to the Board. On the date of adoption of the Directors' Plan, each person who was then a Non-Employee Director of the Company was granted an option to purchase 16,500 shares of Common Stock of the Company under the Directors' Plan, at an exercise price of $5.25 per share. Thereafter each Non-Employee Director will automatically be granted an option to purchase an additional 16,500 shares of Common Stock under the Directors' Plan upon full vesting of any stock option previously granted to such person under the Directors' Plan.

       Outstanding options under the Directors' Plan will vest over a period of three years from the date of grant in equal annual installments. The exercise price of options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Board may suspend or terminate the Directors' Plan at any time. In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

       As of March 15, 1998, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows, for the fiscal years ended December 31, 1995, 1996 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officers and the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1997 (the
"Named Executive Officers"):

                                             SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                    Compensation
                                                                                       Awards
                                                          Annual Compensation      -------------
                                                      --------------------------     Securities       All Other
                                                         Salary         Bonus        Underlying      Compensation
Name and Principal Position                  Year          ($)         ($)(1)        Options (#)        ($)(2)
--------------------------------------------------------------------------------------------------------------------
Andre F. Marion
Interim President, Chief
Executive Officer                            1997    $   72,916(3)     $  ---         $    ---         $   ---

James P. Iuliano (4)                         1997       192,696        60,000           50,000           1,770
President, Chief Executive Officer           1996       158,350        55,000              ---             330
                                             1995       150,000        40,000          133,332             370

Andrew H. Galligan                           1997       131,005        52,402           10,000           1,856
Vice President, Chief Financial Officer      1996       112,518        32,500              ---             218
                                             1995       107,508        25,000           13,333             218

Gillian M.K. Humphries, Ph.D.                1997       118,013        38,354           16,000           3,210
Vice President                               1996       119,166        40,000              ---           1,620
                                             1995       114,996        23,000           10,000           1,620

Robert J. Murray                             1997       118,920        38,649           10,000           2,146
Vice President                               1996       112,440        32,500              ---             571
                                             1995       107,040        25,000           36,600             571

David P. Hadfield (5)
Vice President                               1997       115,020        37,382           35,000             224

(1) Represents amounts accrued by the Company in 1995, 1996 and 1997, but paid in 1996, 1997 and 1998 at the election of the Company.

(2) Represents the taxable portion of group life insurance paid by the Company and the Company's discretionary contribution to employee's 401(k) accounts.

(3) Based on annual base salary of $350,000 from October 13, 1997 to December 31, 1997.

(4)  Mr. Iuliano resigned from the Company in October 1997.

(5)  Mr.  Hadfield  has served as a Vice  President  of the Company  since March
     1997.

                       EMPLOYMENT AND SEVERANCE AGREEMENTS

Chief Executive Officer Separation Agreement

         On October 2, 1997, James P. Iuliano, former President and Chief Executive Officer of the Company, entered into a Separation Agreement with the Company that provided for the following:

         o Mr. Iuliano's last day of work as an employee and officer of the Company was October 13, 1997 (the "Separation Date").

         o Severance payments in the form of continuation of Mr. Iuliano's annual base salary of $175,000 were in effect from the Separation Date through March 31, 1998.

         o Mr. Iuliano was eligible for a $60,000 bonus for 1997 based on achievement of specified Company goals. These goals were achieved and
           o Mr. Iuliano was paid this bonus in March of 1998 as detailed in the Summary Compensation Table above.

         o Outstanding stock options as of the Separation Date ceased vesting and terminated in accordance with the underlying agreements on November 1, 1998.

Chief Executive Officer Key Employee Agreement

         On March 11, 1998, Joseph D. Keegan, Ph.D., entered into a Key Employee Agreement with the Company that provided for the following:

         o Dr. Keegan was appointed as President and Chief Executive Officer, effective March 30, 1998 (the "Employment Date").

         o Dr. Keegan will be paid an annual base salary of $280,000.

         o Dr. Keegan will receive a one time "signing bonus" of $150,000. Such bonus is subject to repayment if Dr. Keegan terminates his employment with the Company within the first year of his employment.

         o Dr. Keegan is eligible to receive an annual performance bonus up to 50% of his base salary based on achievement of certain goals specified by the Board.

         o The Board will grant Dr. Keegan options to purchase 170,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the Employment Date. The Options will vest over five years with 34,000 shares vesting on the first anniversary of the Employment Date and 8,500 shares vesting every June 30, September 30, December 30, and March 30 thereafter. Vesting ceases if Dr. Keegan's employment terminates at any time for any reason with the following exceptions: (a) Dr. Keegan is retained by the Company in a post-employment consulting position, as specified, thus providing for an additional year of vesting, or (b) if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then vesting of the remaining unvested options will accelerate such that Dr. Keegan will be fully vested with respect to the options to purchase 170,000 shares of the Company's Common Stock.

         o The Board will grant Dr. Keegan an aggregate of 30,000 shares of the Company's Common Stock subject to applicable securities laws restrictions, over two years. A total of 3,750 shares will be granted following the completion of each quarter of service with the Company as President and Chief Executive Officer on June 30, 1998 and 1999, September 30, 1998 and 1999, December 30, 1998 and 1999, and March 30, 1999 and 2000. Upon granting, each individual grant will be fully earned and vested. Granting of stock ceases if Dr. Keegan's employment terminates at any time for any reason with the following exception: if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then granting of the remaining ungranted shares will accelerate such that Dr. Keegan will be granted a total of 30,000 shares of the Company's Common Stock.

         o In the event Dr. Keegan's employment is terminated by the Company without cause, as defined in the agreement, the Company shall provide Dr. Keegan with a one-year consulting agreement, as defined, and outplacement services.

Chief Financial Officer Employment Agreement

         On September 3, 1997, Andrew Galligan, Vice President of Finance and Chief Financial Officer, entered into an employment agreement with the Company that provided for the following:

         o Mr. Galligan's annual base salary was increased to $150,000.

         o Mr. Galligan was eligible for a bonus of 40% of his 1997 compensation based on achievement of specified Company goals. These goals were achieved and Mr. Galligan was paid this bonus in March of 1998 as detailed in the Summary Compensation Table above.

         o In the event of a change of control and if Mr. Galligan continues his employment through the effective change of control date, all of his outstanding stock options will become fully vested (subject to the transaction not having to qualify as a "pooling of interests") and a one time severance payment equal to the last twelve months of his total compensation (base salary plus bonus) will be paid.

         o In the event a new Chief Executive Officer is appointed and Mr. Galligan agrees to remain in his present position for a minimum of three months after the new Chief Executive Officer is in place, the Company will pay Mr. Galligan a one time severance payment equal to the last twelve months of his salary at the time of his departure.


                        STOCK OPTION GRANTS AND EXERCISES

       The Company has granted options to its executive officers under its 1988 Stock Option Plan (the "1988 Plan") and, in the future, intends to grant options under its 1995 Stock Option Plan (the "1995 Plan" and collectively with the 1988 Plan, the "Option Plans"). The 1988 Plan was terminated upon establishment of the 1995 Plan. As of March 15, 1998, options to purchase a total of 719,928 shares were outstanding under the Option Plans and options to purchase 739,928 shares remained available for grant thereunder.

       The following tables set forth, for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 Option Grants in Last Fiscal Year
                                 ---------------------------------
                                         % of Total                         Potential Realizable Value at
                           Number of       Options                             Assumed Annual Rates of
                           Securities    Granted to                         Stock Price Appreciation for
                           Underlying     Employees  Exercise                    Option Term(2)(3)
                            Options       in Fiscal   Price    Expiration  -----------------------------
                            Granted         Year    ($/Sh)(1)     Date        5%          10%
                            -------       -------   ---------   --------   --------   ----------
James P. Iuliano (4)        50,000         15.47%    $13.375    03/03/07   $420,574   $1,065,815
Andrew H. Galligan          10,000          3.09%    $13.375    03/03/07     84,115      213,163
Gillian M.K.Humphries       10,000          3.09%    $13.375    03/03/07     84,115      213,163
                             6,000          1.86%    $15.375    12/14/07     58,016      147,023
Robert J. Murray            10,000          3.09%    $13.375    03/03/07     84,115      213,163
David Hadfield              35,000         10.83%    $13.375    03/03/07    294,402      746,070


(1) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of the Grant.

(2) The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(4) Mr. Iuliano resigned from the Company in October 1997.

                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                                       VALUES

                                                                    Number of                    Value of
                                                              Securities Underlying             Unexercised
                                                                   Unexercised                 In-the-Money
                                                                   Options at                   Options at
                       Shares Acquired                             FY-End (#)                   FY-End ($)
                         on Exercise          Value               Exercisable/                 Exercisable/
        Name                 (#)           Realized($)            Unexercisable              Unexercisable (1)
---------------------  ----------------   ---------------   --------------------------   --------------------------
Mr. Marion                    0                 $0                11,000/5,000               $176,000/$88,000
Mr. Iuliano                155,000          $2,898,417               6,526/0                    $126,770/$0
Mr. Galligan               15,000            $261,563             18,498/26,501              $324,091/$363,392
Dr. Humphries                 0                 $0                25,332/24,001              $469,117/$247,643
Mr. Murray                  3,000            $36,375              24,165/32,834              $427,511/$470,721
Mr. Hadfield                4,999            $86,607               499/44,501                 $7,984/$416,641


(1) Represents the fair market value of the underlying shares on the last day of the fiscal year ($21.25 based on the closing sales price of the Common Stock as reported on the NASDAQ National Market) less the exercise price of the options multiplied by the number of shares underlying the option.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION


         The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. Anderson and Marion and Dr. Waitz, none of whom has been an officer or employee of the company. The Committee is responsible for establishing the Company's compensation for executive officers.

         The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix of the compensation elements of salary, bonus and stock options.

         Base Salary. The Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, the Company surveys a group of comparable companies with a capitalization similar to that of the Company.

         Bonus. The bonus program is a discretionary program for executive officers and other key employees of the Company. The Committee meets in the first quarter following the year of the awards to be made to determine the amount of the bonuses. The bonus award depends on the extent to which the Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1997, these goals were related to specific increases in revenue and operating income over the prior years.

         Stock Options. The Option Plans maintained by the Company have been established to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Options Plans generally vest over a five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

         Guidelines for the number of stock options for each participant under the Option Plans are generally determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

         Section 162(m) of the Internal Revenue Code of 1986 limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Company's 1995 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock options is deductible by the Company.

         CEO Compensation. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with companies with a capitalization similar to that of the Company.

         Summary. Through the plans described above, a significant portion of the Company's compensation program for its executive officers (including the CEO) is contingent upon the individual's and Company's performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation during any given annual period.


                                                          COMPENSATION COMMITTEE
                                                           David L. Anderson
                                                           Andre F. Marion
                                                           J. Allan Waitz, Ph.D.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As noted above, the Compensation Committee is comprised of three non-employee directors.

                     PERFORMANCE MEASUREMENT COMPARISON (1)

         The following chart shows total stockholder return of an investment of $100 in cash on December 13, 1995 for the Nasdaq Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")(2) and for the Company:

                  DIAGRAM (see graph insert on following page)

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]


                           12/13/95    12/31/95     12/31/96     12/31/97
                           --------    --------     --------     --------
MOLECULAR DEVICES CORP.      100         92.31       136.81       186.81
PEER GROUP                   100        108.68       130.06       154.29
NASDAQ STOCK INDEX           100         99.63       123.81       151.45


----------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group.

(3) The cumulative total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Nasdaq Stock Index and the Peer Group, based on December 13, 1995 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See Employment and Severance Agreements detailed on pages 11 and 12.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act in accordance with their best judgment on such matters.



                                              By Order of the Board of Directors


                                              Andrei M. Manoliu
                                              Secretary


April 21, 1998

1467-PS-98

                                                                       Exhibit A


                                     PROXY

                         MOLECULAR DEVICES CORPORATION

             Proxy Solicited on Behalf of the Board of Directors of
                  the Company for Annual Meeting, May 22, 1998


     The undersigned hereby constitutes and appoints Joseph D. Keegan, Ph.D., Andrew H. Galligan and Andrei M. Manoliu, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Molecular Devices Corporation, to be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California on Friday, May 22, 1998, and at any adjournment thereof, on all matters coming before said meeting.

     You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

[X] Please mark
    votes as in
    this example.

    This proxy, when properly executed,  will be voted in the manner  directed  herein and  authorizes the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, this proxy will be voted
    FOR the elect
ion of all nominees listed below and FOR proposal 2.

    1. Election Directors,
       Nominees:  Joseph D. Keegan,  Ph.D., Moshe H. Alati, David         2. To ratify the selection      FOR    AGAINST   ABSTAIN
       L. Anderson, A. Blaine Bowman, Paul Goddard,  Ph.D., Andre            of Ernst & Young LLP as
       F. Marion,  Harden M.  McConnell,  Ph.D.,  J. Allen Waitz,            independent auditors of      [ ]      [ ]       [ ]
       Ph.D.                                                                 the   Company  for  its
                                                                             fiscal    year   ending
             FOR                  WITHHELD                                   December 31, 1998.
       [ ]   ALL              [ ] FROM ALL
           NOMINEES               NOMINEES


    [ ] ______________________________________________
        For all nominees except as noted above



                                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]


                                                                          Please sign  exactly as your name  appears  hereon.  Joint owners  should sign.  When signing as attorney,  executor, administrator,  trustee,  or  guardian,  please  give full title as such.


Signature: _______________________________ Date: ________________ Signature: ________________________________ Date: ________________